UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
CHF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LETTER TO OUR STOCKHOLDERS

April 9, 2019

To our Stockholders:

We cordially invite you to attend our 2019 annual meeting of stockholders, which will be held on Thursday, May 23, 2019, at 4:30 p.m. U.S. Central Time, at the Minneapolis Marriott Southwest, Room: Lake of the Isles 2, 5801 Opus Parkway, Minnetonka, Minnesota 55343. The business to be conducted at the annual meeting is set forth in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of CHF Solutions.

Sincerely,

John L. Erb
Chairman of the Board, Chief Executive Officer and President

Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

CHF SOLUTIONS, INC.
NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Our 2019 annual meeting of stockholders will be held on Thursday, May 23, 2019, at 4:30 p.m. U.S. Central Time, at the Minneapolis Marriott Southwest, Room: Lake of the Isles 2, 5801 Opus Parkway, Minnetonka, Minnesota 55343, to conduct the following items of business:

•	To elect two Class III directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	To approve, on an advisory basis, Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2019.
•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on March 28, 2019, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors,

Thomas P. Lynch
Secretary

Eden Prairie, Minnesota
April 9, 2019

CHF SOLUTIONS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2019

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of CHF Solutions, Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2019 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2019 annual meeting will be held on Thursday, May 23, 2019, at 4:30 p.m. U.S. Central Time, at the Minneapolis Marriott Southwest, Room: Lake of the Isles 2, 5801 Opus Parkway, Minnetonka, Minnesota 55343.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 9, 2019.

What is the purpose of the annual meeting?

At our annual meeting, you will be voting on:

•	The election of two Class III directors named in this proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.
•	The approval, on an advisory basis, of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2019.
•	Such other business as may properly come before the annual meeting or any adjournment thereof.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, and FOR the approval of Baker Tilly. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 28, 2019, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

As of March 28, 2019, we had 2,069,020 shares of common stock outstanding and entitled to vote.

All share amounts in this proxy statement reflect the 1-for-14 reverse split of our common stock, which was effective after the closing of trading on January 2, 2019.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record. If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the annual meeting and vote my shares in person?

All of our stockholders are invited to attend the annual meeting in person. You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the meeting. If you are a beneficial owner, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage or holding statement or letter from your broker, bank or other nominee are examples of proof of ownership.

Stockholders of Record. If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners. If you hold your common shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Even if you plan to attend the meeting, we encourage you to vote your shares prior to the meeting.

Can I vote my shares without attending the annual meeting?

Stockholders of Record. You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet, you will need to use a control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners. If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59 p.m. U.S. Eastern Time on May 22, 2019; or by voting in person at the annual meeting. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; Telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the advisory approval of the independent registered public accounting firm. For all other matters at the 2019 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of March 28, 2019 must be present in person or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1—Election of Directors. The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class III directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Advisory Approval of Independent Registered Public Accounting Firm for 2019. The affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy, is required for advisory approval of Baker Tilly as our independent registered public accounting firm for 2019. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain”, which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Other Matters. If any other matter is properly submitted to the stockholders at the meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the annual meeting, in person or by proxy. The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of six directors serving three-year staggered terms. The Board has re-nominated current Class III directors, John L. Erb and Gregory D. Waller, for new three-year terms.

The two Class III directors to be elected at the annual meeting will hold office until the 2022 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are two Class I directors, whose terms expire in 2020, and two Class II directors, whose terms expire in 2021.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election
of each of the Class III director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Age	Title	Class – Term Ending
John L. Erb	70	Chief Executive Officer; President; Chairman of the Board; Director	Class III – 2019
Steve Brandt	63	Director	Class I – 2020
Matthew E. Likens	66	Director	Class II – 2021
Jon W. Salveson	54	Director	Class II – 2021
Gregory D. Waller	69	Director	Class III – 2019
Warren S. Watson	66	Director	Class I – 2020

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Industry Experience. We are an early-stage medical device company focused on commercializing our Aquadex FlexFlow® system. The Aquadex FlexFlow system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

•	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.
•	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.
•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.
•	Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Background and Qualifications

Steve Brandt has served as a director of the Company since February 2017. Mr. Brandt is a senior executive with over 35 years of experience in the healthcare industry. Mr. Brandt was employed by Thoratec Corporation, a medical device company that develops, manufactures and markets devices used for the treatment of heart failure from November 2004 to October 2015, serving as vice president global sales and marketing, vice president of global sales and vice president international sales. Prior to Thoratec, Mr. Brandt was vice president sales and marketing for the previous owner of the Aquadex FlexFlow System, which was also known as CHF Solutions, Inc. from October 2002 to November 2004 and vice president global marketing, Cardiovascular Surgery Division for St. Jude Medical from November 2000 to October 2002. Mr. Brandt received a B.S. from Franklin Pierce College.

Mr. Brandt’s qualifications to serve on our board of directors include his extensive experience in the management of medical device companies.

John L. Erb has served as chief executive officer and president of the Company since November 2015, as a director of the Company since September 2012 and as Chairman of our board of directors since October 2012. Previously, Mr. Erb served as chief executive officer, from 2007 to 2018, of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; he was executive chairman of the board during 2007 and chief executive officer, from 2001 to 2006, of the previous owner of the Aquadex FlexFlow system, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure; he was president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and he held various positions at Schneider, a division of Pfizer, Inc., including vice president of worldwide operations, from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc. (a NASDAQ listed company) from December 2001 until its acquisition by C.R. Bard, Inc. in July 2010; service as a director of CryoCath Technologies Inc., a publicly traded Canadian company from October 2000 to December 2008; and service as chairman of the board of Vascular Solutions,

Inc. (a NASDAQ listed company), where he also served as chairman of the compensation and nominating and corporate governance committees from October 2002 until its acquisition by Teleflex Incorporated in February 2017. Mr. Erb currently serves as chairman of the board of Osprey Medical, Inc. (listed on the Australian Securities Exchange), where he also serves as a member of the compensation committee and a member of the audit committee, and as a director of MiroMatrix. Mr. Erb received a B.A. in business administration, with a concentration in finance from California State University, Fullerton.

With over 40 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our board of directors valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable company operational experience.

Matthew E. Likens has served as a director of the Company since February 2017. Mr. Likens is a principal at Likens Healthcare and Management Consulting, LLC. Since October 2017, he also has served as president and chief executive officer of GT Medical Technologies, an Arizona-based start-up company with an innovative medical device for the treatment of brain tumors. He has been a director of Luma Therapeutics, a start-up medical device company developing a treatment for psoriasis, since September 2016. From 2006 to 2016, he was the president and chief executive officer of Ulthera, Inc., a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. Prior to Ulthera, Mr. Likens was employed at GMP Companies, Inc. as president of GMP Wireless Medicine from 2001 to 2006 and executive vice president, operations from 2001 to 2004. Mr. Likens previously served in various capacities at Baxter Healthcare Corporation from 1978 to 2001 and was president of Baxter’s Renal U.S. business upon his departure in January 2001. Mr. Likens received a B.B.A. in marketing from Kent State University.

Mr. Likens’ qualifications to serve on our board of directors include his years of management experience, including his experiences as president and chief executive officer of Ulthera, Inc. At Ulthera and at Baxter Healthcare Corporation, Mr. Likens was responsible for medical device businesses that combined capital equipment with disposable products.

Jon W. Salveson has served as a director of the Company since March 2013. Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Jaffray Companies. He also serves on the board of CryoLife, Inc. a leading medical device company focused on cardiac and vascular surgery. Mr. Salveson joined Piper Jaffray in 1993 as an associate, was elected managing director in 1999, and was named group head of Piper Jaffray’s international healthcare investment banking group in 2001. Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004 and has served in his present position as vice chairman, investment banking since July 2010. Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine. Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M. in finance from the Kellogg Graduate School of Management at Northwestern University.

Mr. Salveson’s qualifications to serve on our board of directors include his 20-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the boards of directors of Endologix Corporation (a NASDAQ listed company) and Arcadia Bioscience, Inc. (a NASDAQ listed company), where he also serves as chairman of the audit committee and a member of the nominating and governance committee for both companies. Until April 2015, Mr. Waller was chief financial officer of Ulthera Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron

Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993. Mr. Waller received an M.B.A. with a concentration in accounting from California State University, Fullerton. Mr. Waller’s prior board service includes service as a director for the following companies: Alsius Corporation (a NASDAQ listed company), where he also served as chairman of the audit committee and a member of the compensation committee from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc. (a NASDAQ listed company), where he also served as chairman of the audit committee from October 2009 to August 2010; Cardiogenesis Corporation (a NASDAQ listed company), where he also served as chairman of the audit committee from April 2007 until its acquisition by CryoLife in May 2011; Clarient, Inc. (a NASDAQ listed company), where he also served as chairman of the audit committee and a member of the compensation and corporate governance committees from December 2006 until its acquisition by General Electric Company in December 2010; and SenoRx (a NASDAQ listed company), where he also served as chairman of the audit committee from May 2006 until its acquisition by C.R. Bard, Inc. in July 2010.

Mr. Waller’s qualifications to serve on our board of directors include his 45 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc. as well as his familiarity with public company board functions from his service on the boards of other public companies.

As described above, Mr. Waller served as chief financial officer of Universal Building Products from 2006 to 2011. Universal Building Products filed a voluntary petition for bankruptcy on August 4, 2010. Except as described in the preceding sentence, no other event has occurred during the past 10 years requiring disclosure pursuant to Item 401(f) of Regulation S-K.

Warren S. Watson has served as a director of the Company since January 2013. Mr. Watson is an executive with over 40 years of experience in the field of medical devices. Since 2010, Mr. Watson has served on the board of directors for Gillette Children’s Specialty Healthcare including as chair of the board from 2015 to 2017. From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets. From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices. Mr. Watson spent over 33 years, from 1976 to 2009, in various roles of increasing responsibility at Medtronic plc., including: from 1992 to 1995 and from 2000 to 2002, Mr. Watson served as vice president and general manager as Medtronic’s ablation business; from 2000 to 2009, Mr. Watson served as vice president of Medtronic’s Cardiac Rhythm Management (CRM) Research and Development organization, an organization leading over 1,800 professionals worldwide; and he also served as chair of the Medtronic Corporate Research and Development Council during his tenure as vice president of Research and Development for CRM. From 2002 to 2007, Mr. Watson served as vice president and general manager of the Vitatron pacing business of Medtronic in the Netherlands. Mr. Watson’s board service also includes service as a director for the following companies: Bardy Diagnostics since 2017; CardioMems, Inc. from 2004 to 2009; Cardialen, Inc. since 2012; Closys from 2013 to 2016; Mardil, Inc. from 2013 to 2016; and NuAx, Inc. from 2011 to 2016.

Mr. Watson’s qualifications to serve on our board of directors include his executive leadership in the field of medical devices, his over 40 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies.

Director Independence

Our board of directors believes that there should be at least a majority of independent directors on our board of directors. Our board of directors undertakes a review of director independence in accordance with Nasdaq listing rules at least once annually. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, our board of directors is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. In particular, our board of directors considered that (i) Mr. Watson, in his capacity as Chairman of the Nominating and Corporate Governance Committee, received $25,000 from the Company in fiscal 2015 as compensation for duties as such committee chairman in connection with the amendment and restatement, implementation and administration of the Company’s Code of Business Conduct and Ethics, (ii) Mr. Salveson is an executive officer of Piper Jaffray Companies, the parent company of Piper Jaffray & Co., which served as joint book-running manager for the Company’s confidentially marketed public offering that closed on September 24, 2013 and (iii) Mr. Brandt is providing consulting services to the Company on an interim basis pursuant to a consulting agreement beginning in January 2019. Our board of directors determined that Mr. Watson continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria, because, among other things, such payment was made to him in his capacity as Chairman of the Nominating and Corporate Governance Committee for services related to such role and the dollar amounts at issue were immaterial. In prior years, our board of directors determined that Mr. Salveson was not an independent director, but in the first quarter of fiscal 2016, our board of directors reassessed Mr. Salveson’s independence and determined that he satisfies the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because, among other reasons, the fees paid to Piper Jaffray in connection with the confidentially marketed public offering were well below the threshold dollar amount for payments made to affiliated entities set forth in the objective independence tests and due to the amount of time that has passed since such fees were paid. Our board of directors determined that Mr. Brandt continued to satisfy the objective independence tests and that his independence was not otherwise impaired under the subjective criteria because Mr. Brandt is serving as a consultant only on a short-term, interim basis for a period of only six months and his total compensation shall not exceed $120,000.

Our board of directors has affirmatively determined, after considering all of the relevant facts and circumstances, that all of our directors are independent directors under the applicable rules of Nasdaq, except for Mr. Erb, our current Chief Executive Officer and President. Mr. Watson serves as our lead independent director. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, our board of directors has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

Our board of directors has general oversight responsibility for our affairs and, in exercising its fiduciary duties, our board of directors represents and acts on behalf of the stockholders. Although our board of directors does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. Our board of directors provides critical oversight in our strategic planning process, as well as other functions carried out through our board of directors’ committees as described below.

Board Leadership Structure

Mr. Erb, our Chief Executive Officer and President, serves as Chairman of the board of directors, and Mr. Watson, a non-employee independent director, serves as Lead Independent Director. Our board of directors believes that having the Chief Executive Officer also serve as Chairman of the board of directors provides efficiencies and permits a unified strategic vision and clear leadership for the Company as it transitions from a research and development entity to a commercial organization. The Lead Independent Director oversees the executive sessions of meetings of the board of directors, assists the Chairman of the board of directors in setting the agenda and direction of the meetings of the board of directors and is available to act as a liaison between the Chairman of the board of directors and the independent directors. Our board of directors further believes that the Lead Independent Director role provides independence from management in the operation and governance of the board of directors.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our board of directors plays an important role in overseeing management’s performance of these duties as well as the processes and systems we use to identify, prioritize, source, manage and monitor our critical risks. To this end, our board of directors receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our board of directors at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, our board of directors reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Our board of directors has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the board of directors, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full board of directors is regularly informed of the committees’ risk oversight activities through committee reports presented at board of directors’ meetings.

Meetings

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the board of directors.

All directors are expected to attend all meetings of our board of directors and of the board of directors’ committees on which they serve, as well as the annual meeting of stockholders. Our board of directors met seven times during 2018. In 2018, each director attended at least 75% of the aggregate of all meetings of the board of directors and the committees of which he was a member. All directors attended the 2018 annual meeting of stockholders.

Board Committees

Our board of directors has delegated various responsibilities and authority to our board of directors’ committees. Each committee has regularly scheduled meetings and reports on its activities to the full board of directors. Each committee operates under a written charter approved by our board of directors, which is reviewed annually by the respective committee and the board of directors. Each committee’s charter is posted on our website, www.chfsolutions.com, under the “Investors – Corporate Governance” tab. The table below sets forth the current membership for the three board of directors’ committees and the number of meetings held for each in 2018.

Director	Audit	Compensation	Nominating and Corporate Governance
Steve Brandt
John L. Erb
Matthew E. Likens	X		X
Jon W. Salveson		Chair
Gregory D. Waller	Chair		X
Warren S. Watson	X	X	Chair
Meetings	4	3	1

Audit Committee

The primary purpose of the Audit Committee is to act on behalf of the board of directors in fulfilling the board of directors’ oversight responsibilities with respect to the Company’s corporate accounting and financial reporting processes; the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; audits of the Company’s consolidated financial statements; the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the committee is charged with the following responsibilities, among others:

•	to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;
•	to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;
•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission be employees of concerns regarding questionable accounting or auditing matters;
•	to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the board of directors whether or not such consolidated financial statements should be so included;
•	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and
•	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

The responsibilities and activities of the committee are described in greater detail in its charter. Our board of directors has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the committee.

Our board of directors has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the committee and the board of directors, and such designation does not affect the duties, obligations or liabilities of any other member of the committee or the board of directors.

Compensation Committee

The primary purpose of the Compensation Committee is to act on behalf of the board of directors in fulfilling the board of directors’ responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others:

•	to recommend the compensation and other terms of employment of our Chief Executive Officer to the board of directors for approval and to evaluate the Chief Executive Officer’s performance in light of relevant individual and corporate performance goals and objectives;
•	to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of our Chief Executive Officer;
•	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the board of directors for approval;
•	to recommend to the board of directors the adoption, amendment and termination of the Company’s equity compensation plans; and
•	to administer such plans and approve grants and awards as permitted or required under such plans; and to evaluate risks associated with and potential consequences of our compensation policies and practices, as applicable to all of our employees.

The Compensation Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Compensation Committee are described in greater detail in its charter

Role of Compensation Consultant. During the fourth quarter of fiscal 2017, the Compensation Committee engaged Compensia to conduct an assessment of executive officer and non-employee director compensation for fiscal 2018. In connection with such engagement, Compensia evaluated our executive officers’ base salaries, incentive compensation, and total compensation relative to a peer group consisting of 16 companies similar to ours based on industry, market capitalization and revenue, reporting directly to the Compensation Committee.

The Compensation Committee concluded that the advice it received from the compensation consultant in 2017 did not raise any conflict of interest, considering the following six factors: (i) the provision of other services to the Company by the consultant; (ii) the amount of fees received from us by the consultant, as a percentage of the total revenue of such consultant; (iii) the policies and procedures of the consultant that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the consultant with a member of the Compensation Committee; (v) any stock of the Company owned by the consultant; and (vi) any business or personal relationship of the consultant with an executive officer of the Company.

See “Director Compensation” and “Executive Compensation—Narrative Discussion of Summary Compensation Table for 2018” below for additional information regarding our processes and procedures for consideration and determination of director and executive officer compensation.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the board of directors and its committees and to oversee all aspects of our corporate governance functions. To implement this purpose, the committee is charged with the following responsibilities, among others:

•	to identify, review and evaluate candidates to serve on the board of directors, to review and evaluate incumbent directors, and to recommend to the board of directors nominees for election to the board of directors;
•	to monitor the size of the board of directors;
•	to review, discuss and assess, on an annual basis, the performance of management and the board of directors, including its committees;
•	to recommend to the board of directors, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and
•	to exercise our general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the board of directors for consideration.

The responsibilities and activities of the committee are described in greater detail in its charter.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the board of directors, from time to time, regarding the appropriate skills and characteristics required of our board of directors’ members in the context of the current make-up of the board of directors, the operations of the Company and the long-term interests of stockholders. The committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the board of directors includes directors with diverse backgrounds, qualifications, skills and experience relevant to our business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will generally re-nominate incumbent directors who continue to satisfy the committee’s criteria for membership on the board of directors, continue to make important contributions to the board of directors and consent to continue their service on the board of directors.

If a vacancy on the board of directors occurs or the board of directors increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the committee’s criteria for membership on the board of directors and the committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2018, the committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating board of director nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws and applicable law. See “Additional Matters—Requirements for Submission of Stockholder Proposals and Nominations for 2020 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2019 annual meeting.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the Chief Executive Officer the plan for succession to the offices of our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code is posted on our website, www.chf-solutions.com, under the “Investors – Corporate Governance” tab. Any amendments to the Code, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors – Corporate Governance” tab.

Committee Charters

See “–Board Committees” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website, www.chf-solutions.com, under the “Investors—Corporate Governance” tab.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue board of director service, further align the interests of the board of directors and stockholders and attract new non-employee directors with outstanding qualifications. Directors who are our employees or officers do not receive any additional compensation for board of director service.

2018 Compensation Table

The table below sets forth the compensation of each non-employee director in 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
Steve Brandt	61,556	124,859	186,415
Matthew E. Likens	61,556	124,859	186,415
Jon W. Salveson	61,556	164,608	226,164
Gregory D. Waller	61,556	184,482	246,038
Warren S. Watson	61,556	164,608	226,164
Total	307,780	763,416	1,071,196

(1)	Includes $6,556 provided to each director in lieu of equity due to share limitations under the 2013 Non-Employee Directors’ Equity Incentive Plan (the “2013 Directors’ Plan”).
(2)	This amount reflects stock options granted under the 2013 Directors’ Plan on January 17, 2018 and on May 25, 2018. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair value per share of the stock options granted on January 17, 2018 was approximately $42.14 per share and on May 25, 2018 was approximately $36.76 per share.
(3)	As of December 31, 2018, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested): Mr. Brandt 3,102; Mr. Likens 3,102; Mr. Salveson 4,047; Mr. Waller 4,516 and Mr. Watson, 4,047. As of December 31, 2018, no RSUs were held by the non-employee directors.

Our Non-Employee Director Compensation Policy provides for (i) an annual cash retainer of $55,000 payable in equal quarterly installments in arrears on the last day of each quarter in which the service occurs and (ii) an annual equity award with an aggregate value on the date of grant of $35,000, granted on the date of the annual meeting of stockholders, one-third in the form of a stock option and two-thirds in the form of restricted stock units, with 1/12th of the shares underlying the awards vesting monthly so that all of the underlying shares are vested on the one-year anniversary of the grant date. We do not provide any perquisites to directors.

During the fourth quarter of fiscal 2017, the Compensation Committee engaged Compensia to conduct an assessment of executive officer and non-employee director compensation for fiscal 2018. In connection with such engagement, Compensia evaluated our non-employee director compensation program including cash compensation and equity compensation, reporting directly to the Compensation Committee.

We did not make any changes to our Non-Employee Director Compensation Policy as a result of such assessment; however, in January 2018, considering the advice of Compensia, to restore a meaningful equity interest in the Company by our non-employee directors following the reverse stock splits and public offerings consummated in 2017 and following the increase in the number of shares reserved for issuance under the 2013 Directors’ Plan on January 1, 2018 pursuant to the “evergreen” provision in such plan, the board of directors made a one-time grant of an option to purchase shares of our common stock to each of our non-employee directors on January 17, 2018, reflected in the table above.

On the date of the 2018 annual meeting of stockholders, there were insufficient shares available under the 2013 Directors’ Plan to issue an equity award with an aggregate value on the date of grant of $35,000 to each of our non-employee directors. Therefore, each non-employee director received an option to purchase 714 shares of our common stock with a grant date fair value of $26,259 and a cash payment in the amount of $2,186 per quarter for the next twelve months, in lieu of the remaining equity award contemplated by our Non-Employee Director Compensation Policy. Our board of directors determined that the full equity award would be issued in the form of a stock option to simplify the grant in light of the limited number of shares available.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. If a stockholder does not wish to have our Secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board. The executive officers of the Company are as follows:

Name	Age	Position
John L. Erb	70	Chief Executive Officer and President; Chairman of the Board
Claudia Drayton	51	Chief Financial Officer; Secretary

See “Proposal 1 – Election of Directors – Director Background and Qualifications” for biographical and other information regarding Mr. Erb, the Company’s Chief Executive Officer and President.

Claudia Drayton has served as our chief financial officer since January 2015. Prior to joining the Company, Ms. Drayton spent 15 years at Medtronic plc, a $30 billion global leader in the medical device industry. During her tenure at Medtronic, Ms. Drayton held multiple senior managerial finance positions, culminating with an assignment in Europe serving as chief financial officer of the peripheral vascular business from 2010 to 2012 and most recently, as chief financial person and senior finance director of the integrated health solutions business from 2012 to 2014.

In these capacities, her responsibilities and experiences included profitability management, strategic planning, mergers and acquisitions, planning and forecasting, and implementation of financial best practices. Before joining Medtronic, Ms. Drayton was an audit and business advisory manager at Arthur Andersen for seven years. Ms. Drayton received an M.B.A. from the University of Minnesota’s Carlson School of Management, a B.S. from the University of Mary Hardin-Baylor and is a Certified Public Accountant (inactive).

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2018

The following table sets forth certain information, for the years ended December 31, 2018 and December 31, 2017, regarding compensation of our named executive officers.

Name Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
John L. Erb Chief Executive Officer & President; Chairman of the Board	2018	424,754	—		2,043,696		159,283		11,436		2,639,169
	2017	412,000	—		—		164,800		12,120		588,920
Claudia Drayton Chief Financial Officer	2018	283,250	—		604,015		80,549		9,852		977,666
	2017	272,000	50,000	(3)	—		80,920		8,551		411,471
Jim Breidenstein(4) Former Chief Commercial Officer	2018	214,200	—		553,072	(6)	33,702	(8)	171,594	(9)	972,568
	2017	246,923	—		155,835	(5)(6)	104,839	(7)	9,969		517,566
(1)	Except as noted below, amounts in the Option Awards column relate to stock options granted under the 2017 Equity Incentive Plan (the “2017 Plan”). The amounts reported reflect the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	For each named executive officer, includes employer matching contributions made on the officer’s behalf to the Company’s 401(k) Plan, contributions to the officer’s health savings account and Company payments for life insurance premiums.
(3)	Consists of a retention bonus that was paid in 2017.
(4)	Mr. Breidenstein commenced employment with the Company effective April 24, 2017 and ended employment with the Company effective July 31, 2018.
(5)	Reflects a stock option granted under the Company’s New-Hire Equity Incentive Plan (the “New-Hire Plan”) in connection with such officer’s hiring.
(6)	Such officer surrendered his options in connection with his departure from the Company.
(7)	Consists of (i) a bonus equal to $69,138, as discussed below, and (ii) a payment of approximately $35,701 under such officer’s offer letter, representing 1.6% of the Company’s net sales from May to December 2017, as discussed below.
(8)	Represents a cash payment of 1.6% of the Company’s net sales from January to July 2018, as discussed below. Because he departed the Company in July 2018, such officer did not receive a bonus for 2018.
(9)	Also includes salary continuation ($137,700), reimbursement of monthly COBRA premiums and payment for accrued paid time off, in each case paid pursuant to the Separation and Release Agreement between the Company and such officer.

Narrative Discussion of Summary Compensation Table for 2018

Employment Agreements and Other Arrangements. Mr. Erb has a written employment agreement. We signed offer letters with each of our other named executive officers upon the commencement of their employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control”.

Base Salaries. The initial annual base salaries of our executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews. Base salary increases are typically between 3-5% and represent a combination of a cost of living and inflation adjustment and a merit raise.

As discussed above under “Board Matters—Board Committees—Compensation Committee—Role of Compensation Consultant,” the Compensation Committee engaged Compensia in the fourth quarter of 2017 to conduct a comprehensive review of our executive compensation program and to consider year-end merit increases for our officers for fiscal 2018. Based on the advice and information from Compensia and taking into account information from publicly available industry surveys, the Compensation Committee approved base salary increases ranging from 2% to 4% for our officers and, specifically, a 3% increase for each of Mr. Erb, Ms. Drayton and Mr. Breidenstein in 2018.

Equity Compensation. Pursuant to the terms of his offer letter, Mr. Breidenstein was granted on June 2, 2017, an option to purchase 1,211 shares of our common stock with a grant date fair value of $128.66.

To restore a meaningful equity interest in the Company by our executive officers following the reverse stock splits and public offerings consummated in 2017, in January 2018, following the increase in the number of shares reserved for issuance under the 2017 Plan on January 1, 2018 pursuant to the “evergreen” provision in such plan, and considering the advice of Compensia, the board of directors and Compensation Committee granted options to purchase shares of our common stock to our named executive officers as follows:

Name	Option Awards (#)(1)	Exercise Price ($)	Option Awards ($)(2)
John L. Erb	47,085	49.70	2,043,696
Claudia Drayton	14,124	49.00	604,015
Jim Breidenstein(3)	12,933	49.00	553,072
Total	74,142		3,200,783
(1)	25% will vest on the one-year anniversary of the date of grant, with the remaining shares vesting in 36 equal consecutive monthly installments.
(2)	The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining grant date fair values are included in Note 7 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(3)	Such officer surrendered his options in connection with his departure from the Company effective July 31, 2018.

Nonequity Incentive Plan Compensation. In 2018, the Compensation Committee made no change to the target bonuses, set forth as a percentage of annual base salary, for either Mr. Erb or Ms. Drayton, which were 50% and 35% of base salary, respectively. The earned bonus was based on the achievement of corporate performance objectives defined and weighted by the Compensation Committee, in consultation with our Chief Executive Officer, and primarily related to our 2018 revenue, performance of the Aquadex FlexFlow System, regulatory milestones, market adoption of Aquadex FlexFlow System and adoption of a new sales structure for new markets. The Compensation Committee assessed our achievement of the corporate objectives at 2018 year end and calculated a total weighted average performance to corporate objectives of 75%. While Mr. Erb’s bonus was based solely on the achievement of corporate objectives, Ms. Drayton was also compensated based on the achievement of personal objectives, which accounted for 25% of her overall bonus. Because he departed the Company in July 2018, Mr. Breidenstein did not receive a bonus for 2018.

The following table sets forth target and earned non-equity incentive plan compensation for 2017 and 2018.

	2017			2018
	Target		Earned	Target		Earned
Name	% of Base Salary	$	$	% of Base Salary	$	$
John L. Erb	50	206,000	164,800	50	212,377	159,283
Claudia Drayton	35	95,200	80,920	35	99,137	80,549
Jim Breidenstein(1)	35	86,423	69,138	35	145,068	(2)
(1)	Amounts reflect that such officer commenced employment with the Company effective April 24, 2017.
(2)	Because he departed the Company in July 31, 2018, such officer did not receive a bonus for 2018.

Pursuant to his offer letter, during 2017, Mr. Breidenstein was also entitled to receive 1.6% of the Company’s total net sales during each month of his employment. The Compensation Committee, taking into account the assessment of Compensia, who was engaged in the fourth quarter of 2017 to provide an assessment of executive officer and non-employee director compensation for 2018, elected to continue this payment for fiscal 2018, reflected as non-equity incentive compensation in the “Summary Compensation Table for 2018” above.

Retention Bonus. The Compensation Committee further awarded a retention bonus of $50,000 to Ms. Drayton in December 2016, payable on July 15, 2017, so long as Ms. Drayton remained with the Company through June 30, 2017 and we received a minimum of $5 million in equity financing by such date.

Outstanding Equity Awards at Fiscal Year-End
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
John L. Erb	6	(1)	—		69,468.00	09/11/2022
	—	(8)	—		3,342.00	05/28/2024
	—	(8)	—		2,574.00	05/20/2025
	43	(2)	20	(2)	7,812.00	03/16/2026
			47,085	(3)	49.70	01/17/2028
							3	(4)	20.58

Claudia Drayton	12	(6)	1	(6)	37,632.00	01/05/2025
	5	(2)	1	(2)	8,736.00	01/15/2026	—		—
			14,124	(3)	49.00	01/03/2028
							—		—
Jim Breidenstein(7)	—		—		—	—	—		—
(1)	Consists of stock options granted under the 2013 Directors’ Plan. 1/12th of the shares underlying the awards vests monthly, commencing on the one-month anniversary of the grant date, so that all of the shares are vested on the one-year anniversary of the grant date.
(2)	Consists of stock options granted under the Second Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”). The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

(3)	Consists of stock options granted under the 2017 Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(4)	Consists of RSUs granted under the 2011 Plan. The RSUs vest in 36 consecutive monthly increments, commencing on the one-month anniversary of the grant date, so that all of the underlying shares will be vested on the three-year anniversary of the grant date.
(5)	Based on the closing price of our common stock on Nasdaq on December 31, 2018, the last trading day in 2018, which was $6.86.
(6)	Consists of stock options granted under the New-Hire Plan. The underlying shares generally vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.
(7)	Such officer surrendered his options in connection with his departure from the Company effective July 31, 2018.
(8)	There are no shares underlying these options following application of the reverse stock split.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan and the New-Hire Plan. A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

2017 Plan and 2011 Plan

Under the 2017 Plan and the 2011 Plan, the board of directors or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options. Generally, if a participant’s continuous service terminates:

•	other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

RSUs. Upon termination of a participant’s continuous service for any reason, any unvested RSUs will be immediately canceled and forfeited, provided that the Compensation Committee may accelerate the vesting of all or a portion of the award in connection with such termination.

New-Hire Plan

Under the New-Hire Plan, the board of directors or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Stock Options. Generally, if a participant’s continuous service terminates:

•	for any reason other than the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.
•	as a result of the participant’s death, or if the participant dies within the period (if any) specified in the award agreement during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

Change in Control Agreements

We have entered into change in control agreements with the named executive officers who are currently executive officers of the Company that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

We are also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

We are not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates we provide any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Employment Agreement – Mr. Erb

On March 1, 2016, we entered into an executive employment agreement with Mr. Erb regarding his employment as our Chief Executive Officer and President.

The agreement has an initial term (the “Initial Term”) of 12 months beginning on March 1, 2016 and automatically renews for an additional 12-month period at the end of the Initial Term and each anniversary thereafter provided that at least 90 days prior to the expiration of the Initial Term or any renewal term the board of directors does not notify Mr. Erb of its intention not to renew the employment period.

The agreement entitles Mr. Erb to, among other benefits, the following compensation:

•	an annual base salary of at least $400,000, reviewed at least annually;
•	initial equity grants of an option to purchase 63 shares of common stock and 42 restricted stock units, in each case, granted in accordance with the terms and conditions of the Company’s Second Amended and Restated 2011 Equity Incentive Plan;
•	an opportunity to receive additional annual equity awards as determined by the Compensation Committee based on Mr. Erb’s performance and commensurate with grants made to chief executive officers in the Company’s compensation peer group;
•	an opportunity for Mr. Erb to receive an annual performance bonus in an amount of up to 50% of Mr. Erb’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the board of directors;
•	participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;
•	prompt reimbursement for all reasonable expenses incurred by Mr. Erb in accordance with the plans, practices, policies and programs of the Company; and
•	22 days paid time off, to accrue and to be used in accordance with our policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Erb received an option to purchase 63 shares of our common stock at an exercise price of $7,812.00 per share and an award of 42 restricted stock units, both of which were issued on March 16, 2016.

The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the board of directors, or an appropriate committee thereof, determines that Mr. Erb engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if we are required to seek reimbursement by applicable laws or regulations, the board of directors or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Erb.

Upon termination of Mr. Erb’s employment, Mr. Erb may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Erb resigns his employment without good reason, the Company terminates Mr. Erb’s employment for cause, or Mr. Erb’s employment terminates as a result of his death or disability, Mr. Erb is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below). In the event Mr. Erb resigns with good reason or the Company terminates Mr. Erb’s employment for reason other than cause, Mr. Erb is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Erb signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Erb’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Erb for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Erb for cause or Mr. Erb’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to one times Mr. Erb’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Offer Letter – Mr. Breidenstein

On April 12, 2017, we entered into an offer letter with Mr. Breidenstein regarding his employment as our Chief Commercial Officer effective April 24, 2017. In addition to the compensation described above under “—Narrative Discussion of Summary Compensation Table for 2018,” Mr. Breidenstein was also entitled to salary continuation and reimbursement of monthly COBRA premiums paid by him, in each case, for the nine-month period following the termination date, if the Company terminates his employment without cause; provided that Mr. Breidenstein signs and delivers to the Company, and does not revoke, a general release of claims. On July 31, 2018, Mr. Breidenstein ended employment with the Company and received the salary continuation and other benefits under the offer letter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of March 28, 2019 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 28, 2019, there were 2,069,020 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire(1)		Total	Aggregate Percent of Class(2)
John L. Erb	11,617	40,147	(3)	51,764	2.5%
Steve Brandt	5	3,102		3,107	*
Matthew E. Likens	5	3,102		3,107	*
Jon W. Salveson	3	4,047		4,050	*
Gregory D. Waller	—	4,516		4,516	*
Warren S. Watson	3	4,047		4,050	*
Claudia Drayton	2	4,727		4,729	*
Jim Breidenstein(4)	—
All directors and executive officers as a group (7 persons)	11,635	63,688		75,323	3.5%
Anson Funds Management LP(5) 5950 Berkshire Lane, Suite 210 Dallas, TX 75225	51,000	1,102,106		1,153,106	9.99%
Altium Capital Management, L.P.(5) 551 Fifth Avenue, Floor 19 New York, NY 10176	25,000	832,142		857,142	9.99%
*	Less than one percent.
(1)	Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the vesting/settlement of outstanding RSUs, (iii) the exercise of outstanding warrants to purchase common stock, (iv) the conversion of outstanding Series F Preferred Stock and (v) the conversion of outstanding Series G Preferred Stock, in each case within 60 days after March 28, 2019.
(2)	Based on 2,069,020 shares outstanding as of March 28, 2019.
(3)	Consists of (i) 15,751 shares issuable upon the exercise of outstanding stock options, (ii) 20,996 shares issuable upon the exercise of outstanding warrants to purchase common stock and (iii) 3,400 shares issuable upon conversion of outstanding shares of Series F Preferred Stock (assuming all 100 shares of Series F Preferred Stock held by Mr. Erb are converted at once and rounded up to the nearest whole share).
(4)	Mr. Breidenstein’s employment ended effective July 31, 2018. The information presented is based on the former officer’s last filed Form 4 and company records.
(5)	Based on the Schedule 13G filed by Anson Funds Management LP, Anson Management GP LLC, Bruce R. Winson, Anson Advisors Inc., Amin Nathoo, and Moez Kassam on March 15, 2019 relating to common stock purchased by a private fund to which Anson Funds Management LP and Anson Advisors Inc. serve as co-investment advisors. The number of shares under “Right to Acquire” consists of (i) 772,154 shares such holder could acquire upon the exercise of outstanding warrants to purchase common stock and (ii) 329,952 shares such holder could acquire upon the conversion of outstanding Series G Preferred Stock. Each of the reporting persons shares voting and disposal power over the shares. The percentage in this table reflects that the reporting persons may not convert the preferred stock to the extent such conversion would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99%, or exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 4.99%, of our then outstanding common stock following such conversion or exercise.

(6)	Based on the Schedule 13G filed by Altium Capital Management, LP, Altium Growth Fund, LP, and Altium Growth GP, LLC on March 15, 2019. Altium Growth Fund, LP is the record and direct beneficial owner of the securities. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own securities owned by, Altium Growth Fund, LP. Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by, Altium Growth Fund, LP. The number of shares under “Right to Acquire” consists of (i) 571,428 shares such holder could acquire upon the exercise of outstanding warrants to purchase common stock and (ii) 260,714 shares such holder could acquire upon the conversion of outstanding Series G Preferred Stock. Each of the reporting persons shares voting and disposal power over the shares. The percentage in this table reflects that the reporting persons may not convert the preferred stock to the extent such conversion would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 9.99%, or exercise the warrants to the extent such exercise would cause the reporting persons to beneficially own a number of shares of common stock that would exceed 4.99%, of our then outstanding common stock following such conversion or exercise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by us. The committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

Scott Erb, who served as our Senior Manager of Operations and Director of Marketing during 2017, is the son of John Erb, our Chief Executive Officer, President and Chairman of the Board. Scott Erb was paid $78,974 in 2017 as an employee of the Company. Following Scott Erb’s departure from the Company, the Company paid $15,010 in 2017 to Infinitum Analytics, LLC, of which Scott Erb is Owner/Principal, for consulting services.

In January 2019, we entered into a consulting agreement with Steven Brandt, one of our non-employee directors, pursuant to which Mr. Brandt provides services, on an interim basis, for a period of six months ending July 27, 2019, to support our commercial strategy under the direction of our Chief Executive Officer. Mr. Brandt will be paid a fee of $19,000 per month of service and be provided with the use of an automobile to assist in performance of such services, with the total amount of payments under the agreement expected to be $115,000.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2018 were audited by Baker Tilly, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

•	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;
•	discussed with the independent registered public accounting firm the matters required to be communicated under Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees”;
•	assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and
•	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal controls and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions and a review of the report of Baker Tilly with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee of the Board of Directors of CHF Solutions, Inc.

Gregory D. Waller, Chairman
Matthew E. Likens
Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the committee at its next regular meeting.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees

Baker Tilly served as our independent registered public accounting firm for the years ended December 31, 2018 and December 31, 2017. Ernst & Young LLP (“Ernst & Young”) served as our independent registered public accounting firm until the engagement of Baker Tilly on June 6, 2017. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly in 2018 and 2017 and by Ernst & Young in 2017. All of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2018 ($)	2017 ($)
	Baker Tilly	Baker Tilly	Ernst & Young
Audit Fees(1)	178,850	151,930	60,000
Audit-Related Fees	62,900	50,000	165,500
Tax Fees(2)	36,708 (3)	14,210	—
All Other Fees	—	—	—
Total	278,458	216,140	225,500
(1)	Audit fees in 2018 and 2017 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our annual report on Form 10-K, the review of interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, the review of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.
(2)	Tax fees in 2018 and 2017 consisted of fees for tax compliance, tax advice and tax planning services. Such fees primarily related to federal and state tax compliance and planning.
(3)	Includes fees in the amount of $18,438 that were paid to affiliates of Baker Tilly for tax services outside of the U.S.

PROPOSAL 2 – ADVISORY APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2018.

As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Audit Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.

On June 5, 2017, the Audit Committee determined to dismiss Ernst & Young as the Company’s independent registered public accounting firm effective immediately. The reports of Ernst & Young on the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Ernst & Young’s audit report dated March 8, 2017 on the December 31, 2016 consolidated financial statements and audit report dated March 15, 2016 on the December 31, 2015 consolidated financial statements each contained an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. During the years ended December 31, 2016 and 2015, and through June 5, 2017, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years; or reportable events, as described under Item 304(a)(1)(v) of Regulation S-K. The Company provided a copy of the foregoing disclosures to Ernst & Young and requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young agrees with the above statements. A copy of Ernst & Young’s letter, dated June 9, 2017, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on June 5, 2017.

On June 6, 2017, the Audit Committee engaged Baker Tilly as the Company’s independent registered public accounting firm for the year ending December 31, 2017, effective immediately, subject to Baker Tilly’s standard client acceptance procedures. During the years ended December 31, 2016 and 2015 and the subsequent interim period through June 6, 2017, the Company did not consult with Baker Tilly regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the approval, on an advisory basis, of
Baker Tilly as the Company’s independent registered public accounting firm for 2019.

ADDITIONAL MATTERS

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2018 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted- average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	33,552	(1)	$64.14	(2)	35,698	(3)
Equity compensation plans not approved by security holders	106,994	(4)	$52.02		4,911	(5)
Total	140,546		$61.25		40,609
(1)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options and RSUs under the 2011 Plan, the 2017 Plan and the 2013 Directors’ Plan.
(2)	Excludes RSUs because they convert into shares of our common stock on a one-for-one basis upon vesting at no additional cost.
(3)	Consists of 35,460 shares of our common stock remaining available for future issuance under the 2017 Plan and 238 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. No additional awards may be issued under the 2002 Stock Plan or the 2011 Equity Incentive Plan. Each of the 2017 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 13% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the board of directors may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.
(4)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New-Hire Plan. The board of directors approved the New-Hire Plan in July 2013. The New-Hire Plan provides for the grant of the following awards: options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals’ entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New-Hire Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

(5)	Consists of 4,911 shares remaining available for future issuance under the New-Hire Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4, and 5) with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all of the forms that they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2018, our officers, directors, greater than 10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions relating to our common stock.

Availability of 2018 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2018 annual report to stockholders who receive this proxy statement. Our 2018 annual report to stockholders includes our annual report on Form 10-K for 2018 (including certain exhibits). We will also provide copies of our 2018 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2018 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2018) are available to stockholders at no charge upon written request to: Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.chf-solutions.com, under the “Investors – Financials and Filings” tab.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2018 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2018 annual report to stockholders and proxy materials. A single set of the 2018 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the 2018 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2018 annual report to stockholders and proxy materials, you may write our Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.

Any stockholders who share the same address and currently receive multiple copies of the 2018 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2020 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2020 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, CHF Solutions, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 11, 2019. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2020 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2019 annual meeting. Therefore, such notice must be received between January 24, 2020 and the close of business on February 23, 2020 to be considered timely. However, if our 2020 annual meeting occurs more than 30 days before or more than 30 days after May 23, 2020, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2020 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2020 annual meeting, and (ii) not earlier than the 120th day prior to the 2020 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

Our Board of Directors is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 23, 2019

The 2019 proxy statement and 2018 annual report are available at www.proxyvote.com.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Thomas P. Lynch
Secretary
April 9, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

CHF SOLUTIONS, INC.

May 23, 2019, 4:30 p.m. U.S. Central Time

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22594

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00000330300000003000 5 052319

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the following:

1. Election of the Class III directors identified in the accompanying proxy statement, each for a three-year term.

Nominees:

	FOR	AGAINST	ABSTAIN
John L. Erb	☐	☐	☐
Gregory D. Waller	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Advisory approval of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of CHF Solutions, Inc. for the fiscal year ending December 31, 2019.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Proxy Statement for the Annual Meeting of Stockholders.

.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CHF SOLUTIONS, INC.

May 23, 2019, 4:30 p.m. U.S. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 p.m. U.S. Central Time on May 22, 2019.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22594

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00000330300000003000 5 052319

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the following:

1. Election of the Class III directors identified in the accompanying proxy statement, each for a three-year term.

Nominees:

	FOR	AGAINST	ABSTAIN
John L. Erb	☐	☐	☐
Gregory D. Waller	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Advisory approval of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of CHF Solutions, Inc. for the fiscal year ending December 31, 2019.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Proxy Statement for the Annual Meeting of Stockholders.

.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: **Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.**

0

CHF SOLUTIONS, INC.

12988 Valley View Road
Eden Prairie, MN 55344

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Erb and Claudia Drayton as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of CHF Solutions, Inc. held of record by the undersigned on March 28, 2019, at the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, Room: Lake of the Isles 2, 5801 Opus Parkway, Minnetonka, Minnesota 55343, on Thursday, May 23, 2019 at 4:30 p.m. U.S. Central Time, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made but the card is signed, this proxy card will be voted FOR Proposal 1 and FOR Proposal 2, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

1.1 14475